CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Summary" and "Management of the Funds and the Portfolios" in the Prospectus and "Legal Counsel, Independent Auditors/Accountants and Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report dated February 13, 1998 on the Merrimac Cash Portfolio and the Merrimac Treasury Portfolio of the Merrimac Master Portfolio and our report dated June 16, 1998 on the Merrimac Cash Series of the Merrimac Series included in Post-Effective Amendment Number 1 to the Registration Statement (Form N-1A No. 811-07941) of the Merrimac Series.


                                                      ERNST & YOUNG LLP


Boston, Massachusetts
October 29, 1998